Exhibit 99.4

LIFEWATCH CORP.

(the “Company”)

POLICIES REGARDING

DIRECTOR NOMINATIONS,

STOCKHOLDER COMMUNICATIONS

AND

ANNUAL MEETING ATTENDANCE

(Adopted as of March 16, 2007)

1.             Qualifications for Selecting and Recommending Director Nominees

Possible director nominees shall be selected and recommended to the Board of Directors of the Company (the “Board”) by a majority of those members of the Board whom, in the determination of the Board, each (a) meets the independence and other requirements established by The NASDAQ Stock Market (“NASDAQ”) or, with the approval of the Board, satisfies one or more of the exceptions permitted by NASDAQ, (b) meets the independence requirements of Section 10A of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) and the Securities and Exchange Commission (“SEC”) Rule 10A-3(b)(i) under the Exchange Act, (c) is an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time), and (d) is a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) (such members of the Board, the “Independent Directors”).

2.             Policy Regarding Director Qualifications and Skills

In considering possible candidates for election as a director, the Independent Directors shall take into account, in addition to such other factors as they shall deem relevant, such factors as the desirability of selecting directors who:

•      are of high character and integrity;

•      are accomplished in their respective fields, with superior credentials and recognition;

•      have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•      have sufficient time available to devote to the affairs of the Company;

•      are able to work with the other members of the Board and contribute to the success of the Company;

•      can  represent the long-term interests of the Company’s stockholders as a whole; and

•      are selected such that the Board represents a range of backgrounds and experience.

The Independent Directors shall also consider all applicable legal and regulatory requirements that govern the composition of the Board. Accordingly, (i) a majority of the Board must be comprised of “independent directors” (as defined by NASDAQ), (ii) at least three members of the Board must have the requisite financial literacy to serve on the Company’s Audit Committee, (iii) at least one member of the Board must satisfy NASDAQ’s “financial sophistication” requirement (and should also be an “audit committee financial expert” (as defined by the SEC)), and (iv) there must be a sufficient number of independent directors to ensure that the Audit Committee and the Compensation and Stock Option Committee are all comprised entirely of independent directors.

3.             Policy Regarding the Process for Identifying and Evaluating Director Nominees

The Independent Directors shall identify potential nominees based on suggestions from the Company’s Chief Executive Officer, any Independent Directors, other members of the Board, other executive officers, stockholders and by other means, and shall evaluate such persons as a committee. In addition, from time to time, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.

Qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Independent Directors will review and evaluate each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s stockholders), as well as the overall composition of the Board, and recommend to the Board for its approval the slate of directors to be nominated for election at the annual meeting of the Company’s stockholders.

4.             Policy Regarding Consideration of Director Candidates Nominated by Stockholders

Stockholders may nominate director candidates for consideration by the Independent Directors in accordance with the Company’s bylaws. To be timely, a stockholder’s notice of nomination must be delivered to, or mailed and received at, the principal executive offices of the Company, not less than thirty (30) calendar days before the one year anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the previous year’s meeting of stockholders; provided, however, that in the event that no meeting was held in the previous year or the date of the meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of thirty (30) days in advance of such meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

Such stockholder’s notice to the Secretary of the Company of a proposed nomination shall set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company that are beneficially owned by such person; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A  under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); such notice shall further set forth, as to the stockholder giving the notice, (i) the name and record address of such stockholder and (ii) the number of shares of capital stock of the Company which are beneficially owned by such stockholder.

The Company will forward all nominations to the Independent Directors for consideration. The Independent Directors may, but will not be required to, consider nominations not properly submitted in accordance with this policy. The Independent Directors may request further information and documentation from any proposed nominee or from any stockholder proposing a nominee. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein and unless qualified under the other provisions of the bylaws of the Company. All nominees properly submitted to the Company (or which the Independent Directors otherwise elect to consider) will be evaluated and considered by the Independent Directors using the same criteria as nominees identified by the Independent Directors themselves.

5.             Policy Regarding Stockholder Communications with the Board

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any particular director, to the following address:  Investor Relations, LifeWatch Corp., 1351A Abbott Court, Buffalo Grove, Illinois  60089. Stockholders should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

6.             Policy Regarding Directors’ Attendance at Annual Meetings

The Company encourages, but does not require, the members of the Board to attend the Company’s annual meeting of its stockholders.

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Each of the foregoing policies is in all respects subject and subordinate to the Company’s certificate of incorporation and bylaws, the resolutions of the Board and the applicable provisions of the General Corporation Law of the State of Delaware.